Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-219609) pertaining to the 2010 equity Incentive Plan, the 2017 Incentive Award Plan, and the 2017 Employee Stock Purchase Plan of Sienna Biopharmaceuticals, Inc.

(2)

Registration Statement (Form S-8 No. 333-223689) pertaining to the Sienna Biopharmaceuticals, Inc, 2017 Incentive Award Plan and the 2017 Employee Stock Purchase Plan of Sienna Biopharmaceuticals, Inc.

(3)	Registration Statement (Form S-3 No. 333-226595) of Sienna Biopharmaceuticals, Inc.

of our report dated March 14, 2019, with respect to the consolidated financial statements of Sienna Biopharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Los Angeles, California

March 14, 2019